EXHIBIT 10.66

KENNAMETAL INC.

RESTRICTED UNIT AWARD

FOR NON-EMPLOYEE DIRECTORS

Grant Date: ____________________
Kennametal Inc. (the “Company”) hereby grants to «name» (the “Awardee”), as of the Grant Date listed above, this Restricted Unit Award (the “Award”) for «number of stock units» Stock Units, subject to the terms and conditions of the Kennametal Inc. 2024 Stock and Incentive Plan (the “Plan”) and the additional terms listed below. Capitalized terms used herein, but not otherwise defined, shall have the same meaning ascribed to them in the Plan.
1.Each Stock Unit represents the right to receive one Share of the Company’s Capital Stock, par value $1.25 per share, subject to the Forfeiture Restrictions (defined below). Notwithstanding, Stock Units as initially awarded have no independent economic value, but rather are mere units of measurement used for the purpose of calculating the number of Shares, if any, to be delivered under the Award.
2.The prohibition against transfer and the obligation to forfeit and surrender the Stock Units to the Company are herein referred to as “Forfeiture Restrictions.” The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, encumbered or disposed of, except as described in the Plan, to the extent then subject to the Forfeiture Restrictions. The Forfeiture Restrictions will be binding upon, and enforceable against, any permitted transferee of the Stock Units.
3.Provided that the Awardee maintains Continuous Status as a Non-Employee Director from the Grant Date through the lapse date, the Forfeiture Restrictions will lapse as follows: (a) on the first anniversary of the Grant Date, one-third (1/3) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; (b) on the second anniversary of the Grant Date, an additional one-third (1/3) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; and (c) on the third anniversary of the Grant Date, the remaining one-third (1/3) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units.
4.In the event that the Awardee ceases to serve on the Board of Directors for any reason (including death, Disability or Retirement) other than for “cause” (as defined in the Plan), the Forfeiture Restrictions relating to any outstanding Stock Units under this Award will automatically lapse. If the Awardee is removed from the Board of Directors for “cause,” the Stock Units, to the extent then subject to the Forfeiture Restrictions, will be forfeited to the Company.
5.Except as otherwise provided herein, the shares of Company Capital Stock (the “Shares”) underlying Stock Units which are no longer subject to Forfeiture Restrictions shall be issued to the Awardee on the lapse date (or as soon as reasonably practicable thereafter but in no event later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4)), subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes, unless deferred pursuant to the terms of a Company deferred compensation plan. Notwithstanding the foregoing or any provisions of this Award or the Plan to the contrary, for a U.S. participant who is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) upon Separation from Service due to Retirement (including Early Retirement), Disability or a Change in Control Separation, the delivery of any Shares underlying this Award will be delayed and delivered on the first day following the six (6) month anniversary of the Awardee’s Separation from Service (or upon earlier death) if and to the extent such payments would constitute or be considered as deferred compensation under Code Section 409A, subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes.
6.The Stock Units will be entitled to receive Dividend Equivalents, which will be subject to all conditions and restrictions applicable to the underlying Stock Units to which they relate, and which may not be paid until and unless the underlying Stock Units have vested. Dividend Equivalents will accrue prior to the issuance of Shares with respect to the Stock Units or their earlier forfeiture. Dividend Equivalents will be earned only for Stock Units that are earned or deemed earned under this Award for the applicable period. With respect to Stock Units that are not earned (because the applicable Forfeiture Restrictions do not lapse or otherwise), Dividend Equivalents that were accrued for those Stock Units will be cancelled and forfeited along with the Stock Units and underlying Shares, without payment therefor by the Company or any Affiliate. Dividend Equivalents will be paid in cash at such time as the underlying Stock Units to which they relate are paid.
7.The Shares underlying Stock Units shall not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Company may refuse to register a transfer of the Shares on the stock transfer records of the Company if the transfer constitutes a violation of any applicable securities law and the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.
8.This Restricted Unit Award is intended to comply with Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) or an exception thereto and the regulations promulgated thereunder and will be construed accordingly. To the extent a payment is subject to Section 409A and not excepted therefrom, such payment shall be treated as made on the specified date of payment if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the specified date of payment, as provided and in accordance with Treas. Reg. § 1.409A-3(d). An Awardee shall have no right to designate the date of any payment under this Award. The Company reserves the right to administer, amend or modify the Award or to take any other action necessary or desirable to enable the Award to be interpreted and construed accordingly. Notwithstanding the foregoing, the Awardee acknowledges and agrees that Section 409A may impose upon the Awardee certain taxes or interest charges for which the Awardee is and shall remain solely responsible.
9.Notwithstanding anything to the contrary in this Award or the Plan, in the event that this Award is not accepted by the Awardee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this Award shall become null and void and all Stock Units subject to this Award shall be forfeited by the Awardee as of the Forfeiture Date. For acceptance to be valid, the Awardee must accept this Award in the manner specified by the Company. Any Shares underlying the Stock Units covered by this Award that are forfeited by the Awardee shall be returned to the Plan and resume the status of shares available for grant.
10.All other terms and conditions applicable to this Award are contained in the Plan. A copy of the Plan and related Prospectus is available on your accounts page at netbenefits.fidelity.com under Plan Information and Documents.

KENNAMETAL INC.

By:     Michelle R. Keating
Title:     Vice President, Secretary and General Counsel